UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2013

DubLi, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-49801	13-4067623

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5200 Town Center Circle, Suite 601
Boca Raton, FL 33486
(Address and zip code of principal executive offices)

Registrant’s telephone number, including area code: (561) 417-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sale of Equity Securities.

As previously reported, on June 19, 2013 DubLi, Inc. (the “Company”) entered into a Purchase Agreement (the “Agreement”) with Michael Hansen, the Chief Executive Officer of the Company, with respect to the sale of 30,000,000 shares of common stock, par value $0.001 per share (“Common Stock”), of the Company at a price of $0.10 per share for $3,000,000 which included cash payments totaling $2,300,000 and cancellation of $700,000 of indebtedness owed by the Company to Mr. Hansen. On November 15, 2013, the Company received payment of $55,000 for the sale of 550,000 shares of Common Stock to Mr. Hansen pursuant to the Agreement. Furthermore, on November 15, 2013, the Company received an additional cash contribution from Mr. Hansen of $25,000 for the sale of 250,000 shares, and Mr. Hansen agreed to cancel $50,100 of additional indebtedness owed by the Company for 501,000 shares of Common Stock. This additional cash contribution, cancellation of indebtedness and sale of shares are covered by an amendment to the Agreement with an effective date of November 15, 2013. The terms of the original Agreement require that Mr. Hansen cancel approximately $100,000 in indebtedness owed to Mr. Hansen for an additional 1,000,000 shares of Common Stock.

The issuance of the shares of Common Stock to Mr. Hansen is exempt from registration under Regulation S promulgated under the Securities Act of 1933 because the shares will be issued outside of the United States to a non-U.S. person (as defined in Regulation S).

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

Exhibit 10.1	Amendment to the Purchase Agreement

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DubLi, Inc.
(Registrant)

Date: November 21, 2013
By: /s/ Michael Hansen
Michael Hansen
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 10.1	Amendment to the Purchase Agreement